Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

ORIGINCLEAR, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES P PREFERRED STOCK

OriginClear, Inc. (the “Company”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted resolutions (a) authorizing the issuance of up to 500 shares of Series P Preferred Stock of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

SECTION 1. DESIGNATION OF SERIES. There shall hereby be created and established a series of “Series P Preferred Stock” and the number of shares initially constituting such series shall be up to five hundred (500) shares.

SECTION 2. STATED VALUE. The Stated Value of the Series P Preferred Stock will be $1,000 per share.

SECTION 3. DIVIDENDS. The holders of Series P Preferred Stock (the “Holders”) will be entitled to receive, on any outstanding shares of Series P Preferred Stock held by such Holders, dividends on an as-converted basis with the common stock of the Company (the “Common Stock”).

SECTION 4. LIQUIDATION. Upon any liquidation, dissolution or winding- up of the Company, the Holders will be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series P Preferred Stock an amount equal to such amount as the Holder would have received had such share been converted to Common Stock, on a pari passu basis with the Common Stock..

SECTION 5. VOTING. The Series P Preferred Stock will vote on an as-converted basis with the Common Stock, subject however, to the Beneficial Ownership Limitation.

SECTION 6. CONVERSION RIGHTS. The shares of the Series P Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 6.

(a) Holder’s Conversion Right. Subject to the provisions of Section 6(d), at any time and from time to time, each Holder shall be entitled to convert any number (which may include fractional amounts) of shares of Series P Preferred Stock into validly issued, fully paid and non- assessable shares of Common Stock in accordance with this Section 6.

(i) Conversion Rate. The number of validly issued, fully paid and non- assessable shares of Common Stock issuable upon conversion of the Series P Preferred Stocks pursuant to Section 6(a) shall be equal to the amount of the Stated Value of the Series P Preferred Stocks being converted divided by the Conversion Price, provided that, Prior Eligible Holders (as defined below) will be entitled to additional shares of Common Stock in accordance with clause (ii) below. The Conversion Price (subject in all cases for adjustment for stock splits, stock dividends, and similar transactions) will be equal to the lower of (a) closing price of the Common Stock on the date the Company has banked funds and received and accepted executed subscription documents and the purchase price under the subscription agreement under which such Series P Preferred Stocks being converted were purchased, or (b) the average closing sale price of the Common Stock for the five trading days prior to the Conversion Date (the “Variable Price”).

(ii) Make-Good Shares for Prior Eligible Holders. A Holder, who at the time such Holder was issued its shares of Series P Preferred Stock being converted, was a holder of the Company’s common stock, Series E Preferred Stock (such holder of Series E Preferred Stock is referred to herein as a “Prior E Series Holder”), Series F Preferred Stock, or Series G Preferred Stock (such holder of Series F Preferred Stock or Series G Preferred Stock is referred to herein as a “Prior Series F or G Holder”), which such Holder purchased from the Company in a financing transaction completed under Regulation D under the Securities Act of 1933, as amended since June 1, 2014 (a “Prior Eligible Holder”), upon any conversion of shares of Series P Preferred Stock, will be entitled to additional shares (the “Make-Good Shares”) of Common Stock (in addition to such shares as the Holder would receive pursuant to clause (i) above) in accordance with this clause (ii) (subject to adjustment in all cases for stock splits, stock dividends, and similar transactions).

(a) Make-Good Shares for Prior Series F or G Holders. A Prior Series F or G Holder will be entitled to Make-Good Shares calculated as follows. The number of Make-Good Shares for any such conversion will be equal to the difference between (a) the aggregate number of shares of common stock (multiplied by the New Investment Ratio and the Conversion Proportion) such Holder received as part of the Units purchased by such Holder that also included shares of Series F Preferred Stock or Series G Preferred Stock (the “Prior Units”), and (b) the number of such shares of common stock that the Holder would have received (multiplied by the New Investment Ratio and the Conversion Ratio) had the aggregate purchase price paid by the Holder for such Prior Units been equal to the Original Investment Amount, and had the price used to calculate the number of such shares of common stock been the Variable Price. The “Original Investment Amount” means the aggregate purchase price paid by the Prior Eligible Holder in the applicable prior financing transaction. The “New Investment Ratio” means the aggregate dollar amount of the Units including Series O Preferred Stock and Series P Preferred Stock purchased by the Holder (the “New Investment Amount”), divided by the Original Investment Amount (provided that the New Investment Ratio will not be greater than 1.0). The Conversion Proportion is equal to the number of shares of Series P Preferred Stock being converted divided by the aggregate total number of shares of Series P Preferred Stock originally issued to the Holder.

Solely by way of illustration, in the event a Prior Series F or G Holder purchased an aggregate of $200,000 in Original Investment Amount of Prior Units, such Holder was issued 1,000,000 shares of common stock as part of such Prior Units, calculated based on a price per share of common stock of $0.20, and such Holder purchased $100,000 in New Investment Amount, the New Investment Ratio for such Holder would be 0.5. In the event such Holder was issued 25 shares of Series P Preferred Stock, and converted 12.5 of such shares of Series P Preferred Stock to Common Stock, the Conversion Proportion for such conversion would be equal to 0.5. In the event the Variable Price for such conversion would be equal to $0.10, the number of Make-Good Shares for such conversion would be equal to 250,000 (calculated as follows: [($200,000/$0.10)] * 0.5 *0.5] – [(0.5 * 1,000,000)* 0.5])

(b) Make-Good Shares for Prior Series E Holders that are not Prior Series F or G Holders. A Prior Series E Holder that is not a Prior Series F or G Holder will be entitled to Make-Good Shares calculated as follows. The number of Make-Good Shares for any such conversion will be equal to the difference between (a) the aggregate number of shares of common stock (multiplied by the New Investment Ratio and the Conversion Proportion) such Holder received, on an as-converted basis based on the conversion rate set forth in the Certificate of Designation of Series E Preferred Stock (the “Prior Series E Securities”), and (b) the number of such shares of common stock that the Holder would have received (multiplied by the New Investment Ratio and the Conversion Ratio) had the aggregate purchase price paid by the Holder for such Prior Series E Securities been equal to the Original Investment Amount, and had the price used to calculate the number of such shares of common stock been the Variable Price.

(c) Make-Good Shares for Other Eligible Prior Holders. A Prior Eligible Holder that is not a Prior Series E Holder or a Prior Series F or G Holder will be entitled to Make-Good Shares calculated as follows. The number of Make-Good Shares for any such conversion will be equal to the difference between (a) the aggregate number of shares of common stock (multiplied by the New Investment Ratio and the Conversion Proportion) such Holder received upon such Holder’s most recent purchase of shares of common stock (any of which are still held by such Holder) of the Company in a financing transaction completed under Regulation D (the “Other Prior Eligible Securities”), and (b) the number of such shares of common stock that the Holder would have received (multiplied by the New Investment Ratio and the Conversion Ratio) had the aggregate purchase price paid by the Holder for such Other Prior Eligible Securities been equal to the Original Investment Amount, and had the price used to calculate the number of such shares of common stock been the Variable Price.

(iii) Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of any Series P Preferred Stocks. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(b) Mechanics of Conversion. The conversion of each Series P Preferred Stock shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Series P Preferred Stock into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Series P Preferred Stocks subject to such conversion in a form reasonably acceptable to the Company. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall instruct the Company’s Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and provided that such shares may be sold under Rule 144 under the Securities Act of 1933, as amended, without the need for current public information, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit and Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or the shares are not eligible to be sold without the need for current public information under Rule 144, issue and to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled.

(ii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series P Preferred Stocks shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date

(c) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Series P Preferred Stocks.

(d) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series P Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock that would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that, upon the Holder providing the Corporation with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 6(d) with regard to any or all shares of Common Stock issuable upon conversion of the Series P Preferred Stocks, this Section 6(d) will be of no force or effect with regard to all or a portion of the Series P Preferred Stock referenced in the 4.99% Waiver Notice but shall in no event waive the 9.99% Beneficial Ownership Limitation described below. Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series P Preferred Stocks be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then-issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”). By written notice to the Company, a holder of Series P Preferred Stocks may from time to time decrease the Maximum Percentage to any other percentage specified in such notice. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series P Preferred Stocks, the Company shall within three (3) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series P Preferred Stocks, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported, that in any event are convertible or exercisable, as the case may be, into shares of the Company’s Common Stock within 60 days’ of such calculation and that are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

SECTION 7. NO REDEMPTION RIGHTS OR OBLIGATIONS. The Series P Preferred Stock will not be subject to any redemption rights or obligations.

SECTION 8. NOTICES. Any notice required hereby to be given to the Holders shall be deemed given if deposited in the United States mail, postage prepaid, or provided by fax or e-mail, to each Holder of record at his, her or its address appearing on the books of the Corporation.

SECTION 9. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series P Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

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